Exhibit 6.7

FIRST COLEBROOK BANK

ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

AMENDMENT

TO THE ENDORSEMENT METHOD SPLIT DOLLAR PLAN
AGREEMENT FOR AVIS BROSSEAU

THIS AMENDMENT, made and entered into this 10th day of October, 2014, by and between First Colebrook Bank, a bank organized and existing under the laws of the United States of America (hereinafter referred to as the "Bank"), and Avis Brosseau, an Executive of the Bank (hereinafter referred to as the "Executive"), shall effectively amend the First Colebrook Bank Endorsement Method Split Dollar Plan dated July 20, 2003 (hereinafter referred to as the "Agreement") as specifically set forth herein. Pursuant to Section XVI of the Agreement, the Bank and the Executive hereby adopt the following amendment:

1.)	The Lincoln Benefit Life Insurance Company "Insurer" name and 01N1152332

"Policy Number" shall be deleted in their entirety from Page One (1) of the Agreement and shall be replaced with the following:

Insurer:                         Great West Life Insurance Company

Policy Number:                          86005575

This Amendment shall be effective the 10th day of October, 2014. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

THE FIRST COLEBROOK BANK		INSURED
Colebrook, New Hampshire

By:	/s/ Beth Goudreau	/s/ Avis Brosseau
	(Bank Officer other than Insured)	Avis Brosseau

Title:	AVP- Administration

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FIRST COLEBROOK BANK

ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

8-K DISCLOSURE NOTICE

Institutions subject to SEC regulation may be required to disclose certain information regarding this amendment. Institutions should consult with SEC counsel as to applicability of this requirement to this amendment.

IMPORTANT NOTICE ABOUT THE PRACTICE OF LAW AND ACCOUNTING

Nothing in this document should be construed as tax, legal, or accounting advice. Renaissance Bank Advisors, LLC does not practice law or accounting. The attached amendment contains recommended changes intended to facilitate discussion between you and your legal and/or tax advisor. It is strongly recommended that you seek review by outside counsel before signing this amendment. Please also note that this amendment could be construed as a material modification of the terms of this split dollar arrangement.

THE FIRST COLEBROOK BANK

LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

AMENDMENT
TO THE
LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR
PLAN AGREEMENT
FOR
AVIS BROSSEAU

THIS AMENDMENT, made and entered into this 2nd day of October, 2014, by and between THE FIRST COLEBROOK BANK, a bank organized and existing under the laws of the State of New Hampshire (hereinafter referred to as the "Bank"), and AVIS BROSSEAU, an Executive of the Bank (hereinafter referred to as the "Insured"), shall effectively amend The First Colebrook Bank Life Insurance Endorsement Method Split Dollar Plan Agreement dated November 19, 2003 (hereinafter referred to as the "Agreement") as specifically set forth herein. Pursuant to Paragraph XVI of the Agreement, the Bank and the Insured hereby adopt the following amendment:

1.)	Section VI, Division of Death Proceeds, Subparagraph A, shall be deleted in its entirety and replaced with the following Subparagraph A:

"A.	Upon the death of the Insured, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to Three Hundred Thousand Dollars ($300,000) or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds, whichever amount is less. The net-at-risk insurance portion is the total proceeds less the cash value of the policy."

The Effective Date of this Amendment shall be the date written above. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment, had the opportunity to consult with qualified legal counsel, and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

THE FIRST COLEBROOK BANK		INSURED
Colebrook, New Hampshire

By:	/s/ Bridget Freudenberger	/s/ Avis Brosseau
	(Bank Officer other than Insured)	Avis Brosseau

Title:	VP Credit Admin. Manager

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THE FIRST COLEBROOK BANK

LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

8-K DISCLOSURE NOTICE

Institutions subject to SEC regulation may be required to disclose certain information regarding this amendment. Institutions should consult with SEC counsel as to applicability of this requirement to this amendment.

IMPORTANT NOTICE ABOUT THE PRACTICE OF LAW AND ACCOUNTING

Nothing in this document should be construed as tax, legal, or accounting advice. NFP Executive Benefits does not practice law or accounting. The attached amendment contains recommended changes intended to facilitate discussion between you and your legal and/or tax advisor. It is recommended that you seek review by outside counsel before signing this amendment.

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	Lincoln Benefit

Policy Number:	01N1152332

Bank:	The First Colebrook Bank

Insured:	Avis Brosseau

Relationship of Insured to Bank:	Executive

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured's share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	Upon the death of the Insured, the Insured's beneficiary(ies), designated in accordance with Paragraph Ill, shall be entitled to an amount equal to one times (1x) final salary, with an annual increase of four percent (4%) until the participant dies or attains age sixty-five (65), whichever event shall first occurs; or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds, whichever amount is less. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

B.	The Bank shall be entitled to the remainder of such proceeds.

C.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy's cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

A.	The insured shall be discharged from employment with the Bank for cause. The term "for cause" shall mean the conviction of a felony involving fraud, or dishonesty that results in an adverse effect on the Bank.

B.	Surrender, lapse, or other termination of the Policy by the Bank.

Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

A.	The Bank's share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

B.	The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured's rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured's option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED'S OR ASSIGNEE'S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"):

A.	Named Fiduciary and Plan Administrator.

The "Named Fiduciary and Plan Administrator" of this Endorsement Method Split Dollar Agreement shall be The First Colebrook Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the .Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

Subject to the Bank's absolute right to surrender or terminate the policy at any time and for any reason, the funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary.

Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.	CHANGE OF CONTROL

Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank or Holding Company from the date of this Agreement. For the purposes of this Agreement, transfers on account of death or gifts, transfers between family members, or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control. Upon a Change of Control, if the Insured's employment is subsequently terminated, except for cause, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured's beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as setforth in Subparagraph VI (A).

XVI.	AMENDMENT OR REVOCATION

Subject to the Bank's absolute right to surrender or terminate the policy at any time and for any reason, it is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVII.	EFFECTIVE DATE

The Effective Date of this Agreement shall be July 20, 2003.

XVIII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XIX.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of New Hampshire.

Executed at Colebrook, New Hampshire this 19th Day of November, 2003.

THE FIRST COLEBROOK BANK
Colebrook, New Hampshire

/s/ Marie L. Smith	By:	/s/ Jean F. Ladd, Vice President
Witness		Title

/s/ Marie L. Smith	By:	/s/ Avis Brosseau
Witness

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